Exhibit 99

For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Bob Joyce
	Joan R. Riley	FD
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2008 THIRD QUARTER RESULTS

•                  Company received additional $4 million purchase order from New York City for traffic controllers

CHICAGO, IL, April 24, 2008 — Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal 2008 third quarter ended March 31, 2008.

For the third quarter of fiscal 2008, net sales were $29,870,000, 4% lower than net sales of $30,975,000 for the third quarter of fiscal 2007.  The operating loss for the fiscal 2008 third quarter was $1,145,000, compared to operating profit of $1,578,000 for the third quarter of fiscal 2007.  The net loss for the third quarter of fiscal 2008 was $1,164,000, or $0.13 per diluted share, compared to net earnings of $298,000, or $0.03 per diluted share, for the third quarter of fiscal 2007.  Results for the third quarter of 2008 were in line with the Company’s previously announced expectations.

The Company’s results for the third quarter of fiscal 2008 included a charge of $185,000 for a legal settlement related to a previously divested product line.  In fiscal 2007, the Company’s third quarter results included a gain of $598,000 on the sale of assets.  Excluding these items, the Company would have reported an operating loss for the third quarter of fiscal 2008 of $960,000 compared to operating profit of $980,000 in the same period in fiscal 2007.  Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

Net sales for the first nine months of fiscal 2008 increased to $95,969,000 from $95,791,000 for the first nine months of fiscal 2007.  Operating profit for the first nine months of fiscal 2008 improved to $3,073,000, compared with an operating loss of $6,480,000 for the first nine months of fiscal 2007.  Net earnings for the first nine months of fiscal 2008 were $65,000, or $0.01 per diluted share, compared to a net loss of $6,108,000, or $0.68 per diluted share, for the first nine months of fiscal 2007.

The Company’s results for the first nine months of fiscal 2008 included a charge of $185,000 for a legal settlement.  In fiscal 2007, results for the first nine months included a gain on the sale of assets of $1,191,100, restructuring costs of $7,655,000 and inventory write-offs of $3,620,000 related to the discontinuation of certain product lines in the Intersection Control segment.  Excluding these items, the Company would have reported operating profit for the first nine months of fiscal 2008 of $3,258,000, compared to operating profit of $3,604,000 in the same period in fiscal 2007.  Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “Our performance in the third quarter reflects lower than expected sales volumes in each of our business segments.  We believe that the current economic uncertainty and severe winter conditions in certain parts of the country resulted in lower domestic state and municipal spending on transportation safety products.  Our Protect & Direct segment was particularly affected with sales decreasing approximately 10%.  However, third quarter sales in the Inform segment increased 4%, driven by orders for weather sensing products, and sales in the Intersection Control segment increased 12% due primarily to increased sales of traffic controllers.  For the third quarter, we saw lower profitability due to lower sales in the Protect and Direct segment and unfavorable product sales mix in all segments.”

Mr. Jezuit continued, “In the third quarter, we saw continued good performance in Europe and other international markets; however, international sales decreased 16% overall due to lower sales in the Asia-Pacific region.  Sales in Asia-Pacific were affected by one of our largest customers in Australia being acquired during the quarter, decreasing their historical quarterly purchases by approximately $1 million.  International sales increased 11% for the first nine months of 2008, and we continue to remain optimistic about our opportunities internationally.”

Mr. Jezuit added, “Subsequent to the third quarter, our Intersection Control segment received a purchase order from the New York City Department of Transportation for approximately $4 million to provide 840 advanced solid state traffic controllers to the City.  We are very pleased to have secured this order, which is in addition to the $20 million order we received last year.  We expect to begin shipping product for this new order in the first half of fiscal 2009.  In the meantime, we shipped approximately 150 units as part of our original contract with New York City during the third quarter as planned and we expect that approximately $600,000 of associated revenue will be recognized in the fourth fiscal quarter of this year.  In addition, we recently received an initial order for approximately $500,000 for battery back-up systems for New York City to further enhance their intersection upgrade program.”

Mr. Jezuit continued, “We remain cautious about the effects of the economic environment on domestic state and municipal spending. In addition, last year’s fourth quarter included several large shipments that we do not expect in this year’s fourth quarter. Based on these factors, we anticipate sales for the fourth quarter of 2008 to be in the range of $38 to $42 million.  We also expect the gross margin to be affected by unfavorable product sales mix and to be lower than the gross margin in the fourth quarter of last year.”

Mr. Jezuit concluded, “Going forward, we believe that the international markets present an excellent opportunity for long-term growth and we plan to further penetrate these markets to reduce our exposure to the current domestic economic conditions.  In addition, we are focused on managing expenses to improve profitability in each of our segments as our Board of Directors continues its recently-initiated internal review of our business and operations. Over the long-term, we are optimistic about Quixote’s potential and the opportunity to grow our transportation safety business globally. Despite the challenges we are currently experiencing in our domestic business, we are committed to maximizing value for our shareholders.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, April 24, 2008, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2007, under the caption “Forward-Looking Statements” and “Risk Factors” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(4 Tables to Follow)

Quixote Corporation
Earnings Summary

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net sales	$29,870,000	$30,975,000	$95,969,000	$95,791,000
Cost of sales	21,370,000	20,302,000	66,031,000	66,105,000

Gross profit	8,500,000	10,673,000	29,938,000	29,686,000

Operating expenses:
Selling & administrative	8,056,000	8,471,000	22,788,000	25,853,000
Research & development	1,404,000	1,222,000	3,892,000	3,849,000
Gain on sale of assets		(598,000)		(1,191,000)
Loss on legal settlement	185,000		185,000
Restructuring costs				7,655,000
	9,645,000	9,095,000	26,865,000	36,166,000

Operating profit (loss)	(1,145,000)	1,578,000	3,073,000	(6,480,000)

Other income (expense):
Interest income	336,000		338,000	17,000
Interest expense	(1,068,000)	(1,098,000)	(3,306,000)	(3,389,000)
	(732,000)	(1,098,000)	(2,968,000)	(3,372,000)

Earnings (loss) before income taxes	(1,877,000)	480,000	105,000	(9,852,000)
Income tax provision (benefit)	(713,000)	182,000	40,000	(3,744,000)

Net earnings (loss)	($1,164,000)	$298,000	$65,000	($6,108,000)

Per share data - basic:
Net earnings (loss)	($0.13)	$0.03	$0.01	($0.68)
Average common shares outstanding	9,113,751	8,948,133	9,087,053	8,920,521

Per share data - diluted:
Net earnings (loss)	($0.13)	$0.03	$0.01	($0.68)
Average diluted common shares outstanding	9,113,751	9,040,559	9,138,763	8,920,521

Quixote Corporation
Balance Sheet

(Unaudited)

	As of March 31,	As of June 30,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$913,000	$674,000
Accounts receivable, net	26,009,000	31,415,000
Inventories, net	32,773,000	25,591,000
Other current assets	4,849,000	6,569,000
	64,544,000	64,249,000

Property, plant and equipment, net	19,563,000	17,660,000
Intangible assets and other, net	36,034,000	37,465,000
	$120,141,000	$119,374,000

Liabilities and Shareholders’ Equity
Current liabilities	$19,353,000	$26,121,000
Long-term debt, net	55,000,000	47,000,000
Other long-term liabilities	1,073,000	1,045,000
Shareholders’ equity	44,715,000	45,208,000
	$120,141,000	$119,374,000

Quixote Corporation
Other Information

(Unaudited)

	Nine Months Ended March 31,
	2008	2007

Depreciation and amortization expense	$3,500,000	$3,900,000
Capital expenditures	$4,200,000	$2,200,000

Quixote Corporation

Reconciliation of GAAP to Non-GAAP Measurements

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Operating profit (loss)	$(1,145,000)	$1,578,000	$3,073,000	$(6,480,000)
Subtract: Gain on sale of assets		(598,000)		(1,191,000)
Add: Restructuring costs				7,655,000
Inventory write-offs in Cost of Sales				3,620,000
Loss on legal settlement	185,000		185,000
Operating profit excluding gains, restructuring costs and inventory write-offs (a)	$(960,000)	$980,000	$3,258,000	$3,604,000

(a)  The Company believes that the gain on sale of assets, restructuring costs, inventory write-offs related to the restructuring plan included Cost of Sales and the loss on legal settlement affect the comparability of the results of operations of the 2008 third quarter and the first nine months of fiscal 2008 to the results of operations of the 2007 third quarter and the first nine months of fiscal 2007.  The Company also believes that disclosing operating profit excluding those items will allow investors to more easily compare the results of the 2008 third quarter and the first nine months of fiscal 2008 to the results of the 2007 third quarter and the first nine months of fiscal 2007.

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